SCHEDULE 13G

ISSUER: dj Orthopedics, Inc.                             CUSIP No.: 23325G 10 4


                                  EXHIBIT 2(a)
                                  -------------

This statement is being filed by J.P. Morgan Partners (23A SBIC), LLC (formerly known as CB Capital Investors, LLC), a Delaware limited liability company (hereinafter referred to as "JPMP (23A SBIC)"); J.P. Morgan DJ Partners, LLC (formerly known as Chase DJ Partners, LLC), a Delaware limited liability company (hereinafter referred to as "JPMDJ Partners"); J.P. Morgan Fairfield Partners, LLC, a Florida limited liability company (hereinafter referred to as "JP Morgan Fairfield"); and Charles T. Orsatti. The principal office of JPMP 23A SBIC is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 40th Floor, New York, NY 10020 and the principal office of JPMDJ Partners is located at the address of its Managing Member, J.P. Morgan Fairfield Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 33755.

JPMP (23A SBIC), JPMDJ Partners and J.P. Morgan Fairfield are engaged in the venture capital and leveraged buyout business. JPMP (23A SBIC) owns 86.9% of the common equity of JPMDJ Partners. Investment and voting control of the shares of common stock of the Issuer beneficially owned by JPMDJ Partners are vested in its Managing Member, J.P. Morgan Fairfield, pursuant to the limited liability company agreement of JPMDJ Partners. J.P. Morgan Fairfield owns approximately 0.4% of the membership interest of JPMDJ Partners. Mr. Orsatti is the Managing Member of J.P. Morgan Fairfield, and, together with J.P. Morgan Fairfield, may be deemed to control JPMDJ Partners. However, J.P. Morgan Fairfield and Mr. Orsatti disclaim beneficial ownership of the shares of dj Orthopedics, Inc. held by JPMDJ Partners, except to the extent of their pecuniary interest.

The Managing Member of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc. (formerly known as CB Capital Investors, Inc.), a Delaware corporation (hereinafter referred to as "JPMP (23A Manager)"), whose principal business office is located at the same address as JPMP (23A SBIC). JPMP (23A Manager) is also engaged in the venture capital and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP (23A Manager).

JPMP (23A Manager) is a wholly owned subsidiary of JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York corporation, (hereinafter referred to as "Chase Bank") which is engaged in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of Chase Bank.

Chase Bank is a wholly owned subsidiary of J.P. Morgan Chase & Co. (formerly known as The Chase Manhattan Corporation), a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule C hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.



SEC 1745 (3-98)                 Page 7 of 17 Pages